CERTIFICATE OF VALIDATION
OF
BIODELIVERY SCIENCES INTERNATIONAL, INC.

Pursuant to Section 204 of the
General Corporation Law of the State of Delaware
BioDelivery Sciences International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies as follows:
1. The defective corporate acts that are the subject of this Certificate of Validation are: (i) the declassification of the Board pursuant to the amendment to Article TWELFTH of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), which provided for the declassification of the Board of Directors (the “Board”) of the Company in phases, with the full declassification to be achieved in 2020 (the “Declassification Amendment”); (ii) a change in the voting standard pursuant to the amendment to Article TWELFTH of the Certificate of Incorporation, which changed the voting standard for the election of directors to the Board from a plurality standard to the standard as set forth in the bylaws of the Company, which currently provides for a majority of the votes cast standard (the “Election Amendment”); and (iii) the filing and effectiveness of the Certificate of Amendment of the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 6, 2018, which effectuated the Declassification Amendment and the Election Amendment.

2. The nature of the failure of authorization in respect of the declassification of the Board effected by the Declassification Amendment (the “Declassification”) and the change in the standard applicable to the election of directors effected by the Election Amendment (the “Majority Voting Change”) as well as the filing and effectiveness of the Certificate of Amendment was the failure of the amendments set forth in the Certificate of Amendment (and, accordingly, the acts effected thereby) to have to have been duly authorized by the stockholders entitled to vote thereon in accordance with Section 242(b) of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The defective corporate acts that are the subject of this Certificate of Validation were duly ratified in accordance with Section 204 of the DGCL pursuant to resolutions of the Board adopted on November 5, 2019 and the resolutions of the stockholders of the Company adopted on July 23, 2020 at the Company’s Annual Meeting of Stockholders.

4. The Certificate of Amendment was previously filed with the Secretary of State under Section 103 of the DGCL on August 6, 2018. A copy of the Certificate of Amendment is attached hereto as Exhibit A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Validation to be executed by its duly authorized officer as of this 23rd day of July, 2020.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By: ________________
            Name:
            Title:

Exhibit A

Certificate of Amendment